ALBERTA STAR DEVELOPMENT CORP.
                           200 - 675 West Hastings Street
                         Vancouver, British Columbia V6B 1N2
                             Telephone:  (604) 681-3131
                             Facsimile:  (604) 801-5499

November 14, 2002

Tyhee Development Corp.
401- 675 West Hastings Street
Vancouver, British Columbia
V6B 1N2

Attention:  Dr. D.R. Webb, President

Dear Sirs:

Re:    Longtom Property, Northwest Territories

We confirm the following:

     A. Pursuant to an Option Agreement dated February 12, 1998 (the "Option Agreement"), Alberta Star Development Corp. ("Alberta Star") has earned an undivided 50% interest in and to the Longtom Property (as defined in the Option Agreement) (the "Property"); and

     B. Tyhee Development Corp. ("Tyhee") is the beneficial owner of the remaining undivided 50% interest in and to the Property, which is held in trust for Tyhee by Dr. Dave Webb, the registered owner of Tyhee's interest in the claims comprising the Property.

Further to our recent discussions concerning Alberta Star's acquisition of Tyhee's 50% undivided interest in the Property, we confirm our agreement as follows:

1.            In this Agreement:

      (a) "Expenditures" mean exploration expenditures that Alberta Star, its joint venture partners or any optionees incur on the Property, commencing on the date of this Agreement, that qualify as Canadian Exploration Expense as defined in the Canada Income Tax Act;

      (b)     "Notice Date" means the earlier of:

              (i) the date that Alberta Star advises Tyhee in writing that it will complete the purchase of Tyhee's 50% interest in the Property; and

              (ii) the date that Alberta Star has incurred Expenditures on the Property totalling $5,000,000.

2. Upon the execution of this Agreement, Tyhee shall cause Dr. Dave Webb to transfer its undivided 50% interest in the Property to Alberta Star. In consideration of this transfer, Alberta Star agrees to pay $315,000 (the "Purchase Price") to Tyhee within 90 days of the Notice Date.

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3.            Alberta Star shall have no obligation to pay the Purchase  Price
              to Tyhee unless the Notice Date is triggered.   If  Alberta Star
              abandons its interest in the Property, it shall have no obligation to pay the Purchase Price to Tyhee, provided that Alberta Star transfers to Tyhee a 50% interest in the Property, subject to the 2% net smelter returns royalty described in the Option Agreement (the "Royalty"), should Tyhee request such transfer upon receiving notice of the proposed abandonment. Any Property returned to Tyhee pursuant to this request shall be in good standing for a minimum of one year from the date Alberta Star notifies Tyhee of abandonment.

4. Alberta Star's 100% interest in the Property shall be subject to the Royalty. Tyhee agrees to assist Alberta Star in attempting to secure a purchase of this Royalty from its current owner.

5.            Alberta Star may, at its option, pay the Purchase Price either:

     (a)      in cash; or

     (b) 50% in cash and 50% in common shares in the capital of Alberta Star. The deemed price of Alberta Star's common shares shall be the average TSX Venture Exchange closing market price of Alberta Star's common shares on the five trading days immediately preceding and the five trading days immediately following the Notice Date.

6. Upon execution of this Agreement, Alberta Star shall have the right to enter into a joint venture or option agreement with a third party, which joint venture or option may include a disposition of Tyhee's former interest in the Property, provided that such interest is subject to the Royalty. This interest must be confirmed in writing to Tyhee prior to being effective.

7. Except as amended by this Agreement, all other terms and conditions of the Febraury 12, 1998 Option Agreement shall remain in effect and in force and shall survive the sale of Tyhee's interest. (this includes continuing escrow releases, notices, maintenance of the property, indemnities etc.)

8. This Agreement shall be subject to TSX Venture Exchange acceptance for filing.

9.            Alberta  Star  acknowledges  that  it   does  not  possess   any
              undisclosed material facts pertaining to the Longtom Property as of the date of this Agreement.

Please acknowledge your acceptance of the terms of this Agreement by signing below and returning a duly executed copy of this letter to us, whereupon there will be a binding agreement between us.

Yours truly,

                                          AGREED AND ACCEPTED this 14th day of
                                          November, 2002 by:

ALBERTA STAR DEVELOPMENT CORP.            TYHEE DEVELOPMENT CORP.

PER: /s/ Tim Coupland                     PER: /s/ David Webb
---------------------                     --------------------
Authorized Signatory                      Authorized Signatory